Exhibit (a)(1)(J)

	Employee	Option	Grant		Shares			As of August 27, 2007					Work			Market
Name	Number	Number	Date	Plan/Type	Granted	Price	Exercised	Vested	Unvested	Outstanding	Plant	Dept	Country	Loc desc	Location	Value	Discounted
Smith, John	555555	212121	15-Jul-02	1999/NQ	1,000	7.0800	0	1,000	0	1,000	8730	7710	Canada	Brockville	14434	7.08
		313131	19-Mar-04	1999/NQ	900	10.6400	0	900	0	900	8730	7710	Canada	Brockville	14434	10.27
		414141	28-Feb-05	1999/NQ	1,000	5.5100	0	1,000	0	1,000	8730	7710	Canada	Brockville	14434	5.27
			Total		2,900		0	2,900	0	2,900